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                                                                    EXHIBIT 10.5

                          EXECUTIVE SEVERANCE BENEFITS
                                      AND
                          CHANGE IN CONTROL AGREEMENT

     THIS AGREEMENT ("Agreement"), made and entered into as of the 12th day of February, 2001 (the "Effective Date"), by and between Brunswick Corporation (the "Company") and _______________ (the "Executive").

                                WITNESSETH THAT:
                                ---------------

     WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel, and the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, a change in control might occur and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company; and

     WHEREAS, the Company desires to have the Executive agree to the terms and conditions set forth below relating to noncompetition and nonsolicitation, and the Executive is willing to agree to such terms and conditions in consideration for the additional severance benefits to which he may become entitled under the terms of this Agreement;

     NOW, THEREFORE, to induce the Executive to remain in the employ of the Company and in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED by and between the parties as follows:

     1. Agreement Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated in accordance with Section 20 below.

     2. Severance Benefits. Subject to the following provisions of this Agreement, the Executive shall be entitled to Severance Benefits determined in accordance with the following provisions of this Section 2 in the event that his employment with the Company is terminated by the Company for reasons other than Disability or Cause (each as defined in Section 6 below); is terminated by reason of an Effective Termination (as defined in Section 6 below); or is terminated by the Executive for any reason during the thirty-day period commencing on the first anniversary of a Change in Control (as defined in Section 6 below):

     (a) Prior to a Change in Control. In the event that any such termination of employment occurs prior to a Change in Control, the Executive shall receive a lump sum severance payment in an amount equal to the sum of
          (i) one and one-half times the Executive's annual base salary as in effect immediately prior to such termination of employment (disregarding any reduction in salary made in
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          contemplation of such termination of employment), and (ii) such amount, if any, as may be determined by the Company's Chief Executive Officer in his sole discretion based on the Executive's targeted bonus under the Company's annual bonus plan.

     (b) After a Change in Control. In the event that any such termination of employment occurs after a Change in Control, the Executive shall receive a lump sum severance payment in an amount equal to three times the sum of (i) the Executive's annual base salary as in effect immediately prior to such termination of employment (disregarding any reduction in salary made after the Change in Control or in contemplation of the Change in Control), (ii) the Executive's targeted bonus under the Company's annual bonus arrangement for the year of termination, or, if greater, the Executive's targeted annual bonus for the year in which the Change in Control occurred, and (iii) the Executive's most recently established full cycle target percentage (plus any applicable premium determined as if the award were paid in stock) under the Company's Strategic Incentive Plan.

Provided that the Executive has executed a release in accordance with the terms of Section 8 below and does not revoke such release, the severance benefits to which the Executive is entitled under the foregoing provisions of this Section 2 shall be paid to the Executive no later than ten business days after the Company's receipt of such release. The Executive acknowledges and agrees that the foregoing severance amounts and the compensation and benefits to which the Executive may become entitled under the following provisions of this Agreement are in excess of those which the Executive would be entitled to under the Company's otherwise applicable severance pay plans, and that the Company is agreeing to provide such severance amounts, compensation and benefits in consideration for the Executive's agreement to the terms and conditions of Sections 12 through 17 below.

     3. Other Compensation and Benefits. In the event of a termination of employment entitling the Executive to Severance Benefits under Section 2 above, the Executive shall also be entitled to the following:

     (a) Welfare Benefits and Perquisites. The Executive shall be entitled to receive medical, accident, dental, vision, prescription, and life insurance coverage, including split dollar life insurance, for the Executive (and, where applicable under the Company's welfare benefit plans, the Executive's family) until the earlier of (i) the date on which the Executive becomes employed by another employer, or (ii) the eighteen-month anniversary (third anniversary if termination of employment occurs after a Change in Control) of the Executive's date of termination of employment. Such benefits shall be no less favorable in terms of coverage and cost to the Executive than those provided during the coverage period to the Company's active senior executives. For purposes of determining eligibility of the Executive (and, where applicable, the Executive's spouse) for retiree welfare benefits, and for purposes of determining application of the provisions of the Company's split dollar life insurance program, the Executive shall be considered to have remained in the employ of the Company through such eighteen-month or third anniversary, as the case may be. During the

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          period for which the Executive is entitled to continuation of such benefit coverages, the Executive shall continue to receive perquisites, other than the use of corporate aircraft, in accordance with the Company's policies in effect prior to the Executive's termination of employment or, in the case of a Change in Control, prior to such Change in Control; provided, however, that, in lieu of continuation of one or more perquisites, the Company may make a cash payment to the Executive equal to the value thereof.

     (b) Annual Bonus. If the Executive's employment terminates after the end of a calendar year but prior to the payment of the annual bonus for such year, the Executive shall be entitled to a bonus for such year in the amount to which he would otherwise have been entitled, and at the time such bonus would otherwise be paid, had the Executive's employment not been terminated. The Executive shall receive a bonus for the year in which the Executive's employment terminates, payable at the time such bonus would be paid if the Executive's employment had not been terminated, equal to a pro rata portion of the amount, if any, to which the Executive would otherwise be entitled for such partial year under the terms of the Company's annual bonus plan, such proration to be based on the ratio of the number of days elapsed during such year prior to the termination of the Executive's employment to 365; provided, however, that the Executive shall not be entitled to a prorated bonus with respect to a termination prior to a Change in Control if such termination occurs in the first quarter of any fiscal year and, provided further, that if the Executive's termination of employment occurs after a Change in Control, such bonus shall not be less than a pro rata portion of the Executive's target annual bonus for such year.

     (c) Strategic Incentive Plan. Except as provided in Section 2(b), the Executive shall not be entitled to any payment under the Company's Strategic Incentive Plan (the "SIP") with respect to any award period which ends after the date of the Executive's termination of employment. If the Executive becomes entitled to any benefit under the SIP with respect to any such award period, the benefits under this Agreement shall be reduced by the amount thereof.

     (d) Supplemental Retirement Benefits. If such termination of employment is after a Change in Control, the Executive shall be entitled to a lump sum cash payment coincident with the payment of the Executive's severance benefits under Section 2 determined as follows:

          (i) If the Executive is an active participant in the Brunswick Pension Plan for Salaried Employees (the "Pension Plan"), immediately prior to the date of the Change in Control, such lump sum shall be equal to the actuarial equivalent of the difference between (x) the pension benefits the Executive would have accrued under the Pension Plan and the Brunswick Corporation Supplemental Pension Plan or any successor thereto (the "Supplemental Plan"), if on the date of such termination of employment the Executive had 3 additional years of service at the Executive's rate of compensation on the date of termination and had been 3 years older on

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                such date, and (y) the pension benefits the Executive actually accrued under the Pension Plan and the Supplemental Plan as of the date of termination of employment. Such actuarial equivalence shall be determined on the basis of the rates, tables and factors in effect under the Pension Plan on the date of termination for purposes of determining optional forms of payment; provided, however, that the interest rate or rates to be used for such purpose shall be the interest rate or rates which would be used as of the date of termination of employment by the Pension Benefit Guaranty Corporation ("PBGC") for purposes of determining the present value of the Executive's benefits under the Pension Plan if the Pension Plan had terminated on the date of such termination of employment with insufficient assets to provide benefits guaranteed by the PBGC on that date.

          (ii) If the Executive is not an active participant in the Pension Plan immediately prior to the date of the Change in Control, such lump sum shall be equal to six percent (the sum of the Basic Profit Sharing Contribution percentage and the target Variable Profit Sharing Contribution percentage under the Brunswick Rewards Plan as in effect on the date hereof) of the amount to which the Executive is entitled under Section 2(b) above.

In the event that the Executive's employment terminates under circumstances which do not entitle him to Severance Benefits under Section 2 above, his right to benefits under any of the benefit plans and arrangements described in the foregoing provisions of this Section 3 shall be determined solely in accordance with the terms and conditions of the applicable plan or arrangement.

     4. Deferred Compensation and Supplemental Pension Benefits. No later than 60 days after the date of a Change in Control, the Company shall make and shall cause each of its subsidiaries to provide the Executive with an election to receive a lump sum distribution as of the first business day of the following calendar year, of (i) the actuarial equivalence of the Executive's accrued benefit, if any, under the Supplemental Plan, and (ii) the balance, if any, credited to the account of the Executive under any other deferred compensation arrangement maintained by the Company or any of its subsidiaries, other than a plan which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Actuarial equivalence shall be determined on the basis of the rates, tables, and factors then in effect for purposes of determining the actuarial equivalence of options forms of payment under the Pension Plan; provided, however, that the interest rate or rates which would be used as of the date of Change in Control of the Company by the PBGC for purposes of determining the present value of the Executive's benefits under the Pension Plan if the Pension Plan had terminated on the date of Change in Control with insufficient assets to provide benefits guaranteed by the PBGC on the date shall be substituted for the interest assumption used under the Pension Plan.

     5. Vesting of Stock Options and Restricted Stock. Upon a Change in Control, the Executive shall fully vest in all outstanding stock options and restricted stock awards. To the extent not cashed out pursuant to the Change in Control, upon a termination of employment after

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a Change in Control, each such option shall continue to be exercisable for the longer of the period otherwise applicable under the terms of such option or two years from the date of the Executive's termination of employment (but not beyond the original term of the option). In the event of a termination of employment prior to a Change in Control, all vested stock options shall continue to be exercisable by the Executive for the longer of the period otherwise applicable under the terms of the stock options or one year from the date of the Executive's termination of employment (but not beyond the original term of the Option).

     6.   Definitions.  For purposes of this Agreement:

     (a) The term "Disability" means an incapacity, due to a physical injury or illness or mental illness, causing the Executive to be unable to perform his duties for the Company on a full-time basis for a period of at least six consecutive calendar months in any twelve month period.

     (b) The term "Cause" shall mean the willful engaging by the Executive in illegal conduct or gross misconduct. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

     (c) The term "Change in Control" of the Company means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

          (i) any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 25% or more of the total voting power of the Company's then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Clause (A) of paragraph (iv), below;

          (ii) a tender offer (for which a filing has been made with the Securities and Exchange Commission ("SEC") which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of:

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                 (A)  any time during the offer when the Person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company's stock, or

                 (B) three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50% or more of the total voting power of the Company's stock when the offer terminates;

          (iii) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") of the Company, cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company;

          (iv) there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding stock and securities; or

          (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least 75% of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale.

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                 "Person" shall mean any person (as defined in Section 3(a)(9)
                 of the Securities Exchange Act (the "Exchange Act"), as such term is modified in Section 13(d) and 14(d) of the Exchange
                 Act) other than (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company. "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

     (d) The term "Effective Termination" shall mean the occurrence of any of the following circumstances without the Executive's express written consent if (x) the Executive provides written notice to the Company of the occurrence of the circumstances which, if not corrected, the Executive believes constitute an Effective Termination within a reasonable time after the Executive has knowledge of such circumstances, (y) the Company fails to correct the circumstances within 15 days after such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause
          (x) above:

          (i) a change in the Executive's duties and responsibilities such that the Executive is no longer an "executive officer" of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, or a significant adverse change occurring after a Change in Control in the nature, scope or status of the Executive's authorities or duties from those in effect immediately prior to the Change in Control;

          (ii) a reduction in the Executive's annual base salary other than a reduction which (A) is made prior to and not in anticipation of a Change in Control, and (B) is applied on an equal percentage basis to all of the Company's executive officers;

          (iii) the failure by the Company after a Change in Control to provide the Executive with target bonus opportunities on a basis not materially less favorable than the basis on which such opportunities were provided prior to the Change in Control; or

          (iv) the relocation of the Company's principal executive offices to a location more than fifty miles from the location of such offices on the date hereof or the Company requiring the Executive to be based anywhere other than the Company's principal executive offices.

     7. Limitation on Benefits. Notwithstanding anything to the contrary in Sections 2 and 3 above, in the event that the Executive would with the passage of time be expected to attain age 65 prior to the eighteenth-month anniversary of the date his employment terminates (the third anniversary if such termination is after a Change in Control), the amount and the duration of the payments and benefits otherwise provided under Sections 2 and 3 above shall be reduced

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to a level determined by multiplying the amount or duration of such payments or benefits by a fraction, the numerator of which shall be the number of full months between the date on which his employment terminates and the date the Executive would otherwise attain age 65, and the denominator of which shall be 18 (36 if such termination is after a Change in Control).

     8. Release. The Executive's entitlement to all payments and benefits provided under Sections 2 and 3 above are conditioned upon the Executive's execution and nonrevocation of a written release in the form attached hereto of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company and any of its subsidiaries or affiliates (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit), or the termination thereof.

     9. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after the Executive's termination of employment with the Company, or any amounts which might have been earned by the Executive in other employment had the Executive sought such other employment or, except as set forth in paragraph 3(a), reduce or eliminate any benefits by reason of such employment.

     10. Make-Whole Payments. If any payment or benefit to which the Executive (or any person on account of the Executive) is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive's termination of employment (a "Payment") constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result thereof the Executive is subject to a tax under section 4999 of the Code, or any successor thereto, (an "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Make-Whole Amount") which is intended to make the Executive whole for such Excise Tax, other than the portion thereof that is attributable solely to equity-based compensation. The Make-Whole Amount shall be equal to (x) minus (y) where (x) is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii), and (y) is the amount that would be determined under such clauses (i), (ii), and (iii) if the only parachute payments received by the Executive were equity-based Payments, including but not limited to the accelerated vesting of stock options, shares of restricted stock, or any other equity based award.

     (a) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

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     (b)  All calculations under this Section 10 shall be made initially by the
          Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive's tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

     (c) If the Executive gives written notice to the Company of any objection to the results of the Company's calculations within 60 days of the Executive's receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 10 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

     (d) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

     (e) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this
          Section 10, the Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:

          (i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this
                Section 10 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

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          (ii)  If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this
                Section 10 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing the Executive's right to a payment under this Section 10 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 10. Provided that the Executive is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys' fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

     (f) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this Section 10 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

     11. No Other Severance Benefits. The benefits payable under this Agreement are in lieu of all other severance benefits to which the Executive would otherwise be entitled to receive from the Company and any of its subsidiaries and affiliates except as may otherwise be provided in a written agreement specifically referencing this Section 11.

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     12.  Assistance with Claims.  The Executive agrees that, consistent with the Executive's business and personal affairs, during and after his employment by the Company, he will assist the Company and its subsidiaries and affiliates in the defense of any claims or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any subsidiary or affiliate in any Proceeding, to the extent that such claims may relate to the Executive's employment or the period of Executive's employment by the Company. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, to promptly inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate (or their actions), regardless of whether a lawsuit has then been filed against the Company or any subsidiary or affiliate with respect to such investigation. The Company agrees to reimburse Executive for all of Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee for Executive's services.

     13.  Confidential Information.  The Executive agrees that:

     (a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express written authorization from the Company, he agrees to keep secret and confidential all Confidential Information (as defined below), and not disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive agrees that, to the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such required disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or a subsidiary or affiliate that may be subject to attorney-client privilege as to the Company or an affiliate's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

     (b) Upon his termination of employment with the Company for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents and material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing Confidential Information or relating to the business or proposed business of the Company or its subsidiaries or affiliates or containing any trade secrets relating to the Company or its subsidiaries or affiliates except any personal diaries, calendars, rolodexes or personal notes or correspondence.

     (c) For purposes of this Agreement, the term "Confidential Information" means all non-public information concerning the Company and any subsidiary or affiliate that was acquired by or disclosed to the Executive during the course of his employment with the Company or a subsidiary or affiliate, or during discussions between the Executive and the Company or any subsidiary or affiliate following his termination of employment arising out of his employment or this Agreement, including, without limitation:

          (i) all "trade secrets" as that term is used in the Illinois Trade Secrets Act (or, if that Act is repealed, the Uniform Trade Secrets Act upon which the Illinois Trade Secrets Act is based) of the Company or any subsidiary or affiliate;

          (ii) any non-public information regarding the Company's or the subsidiary's affiliate's, directors, officers, employees, customers, equipment, processes, costs, operations and methods, whether past, current or planned, as well as knowledge and data relating to business plans, marketing and sales information originated, owned, controlled or possessed by the Company or a subsidiary or affiliate; and

          (iii) information regarding litigation and threatened litigation involving or affecting the Company or a subsidiary or affiliate.

     14. Non-Competition. During the Executive's employment and during the two-year period beginning on the Executive's Date of Termination (regardless of the reason for the termination of employment), (a) the Executive shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner (other than ownership of no more than two percent of any class of publicly traded securities), in any person, firm or corporation engaged in any business which is then materially competitive in any way with any business in which the Company or any of its subsidiaries or affiliates was engaged (including any program of development or research) during the Executive's employment; (b) the Executive shall not divert or attempt to divert any business from the Company or any subsidiary or affiliate, and (c) the Executive shall not disturb or attempt to disturb any business relationships of the Company or any subsidiary or affiliate.

     15. Non-Solicitation. For the two-year period following termination of employment with the Company, the Executive shall not solicit any individual who is employed by the Company or its subsidiaries or affiliates (or was so employed within 180 days prior to the Executive's solicitation) to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its subsidiaries or affiliates, and the Executive shall not initiate discussion with any such employee for any such purposes or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

     16. Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 13, 14 or 15 and agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 13, 14 or 15. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

     17. Nondisparagement. Executive shall not make any public statements, encourage others to make statements or release information intended to disparage or defame the Company or any of its respective directors or officers. Except with the written consent of the Company, Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media concerning any matters pertaining to the business and affairs of the Company, or any of its affiliated or subsidiary entities, or any of their officers or directors in their capacities. Notwithstanding the foregoing, nothing in this Section 17 shall prohibit the Executive from making truthful statements when required by order of a court or other body having jurisdiction.

     18. Withholding. All payments to the Executive under this Agreement will be subject to withholding of applicable taxes. The Company shall withhold the applicable taxes in an amount calculated at the minimum statutory rate and shall pay the amount so withheld to the appropriate tax authority.

     19. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive other than pursuant to the Executive's will or the laws of descent and distribution.

     20. Amendment and Termination. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. This Agreement shall automatically terminate upon the Executive's attainment of age 65, and may be terminated at any time by the Company upon six months' advance written notice to the Executive; provided, however, that if a Change in Control occurs prior to the termination of the Agreement, the term of the Agreement shall continue through and terminate on the second anniversary of the date on which the Change in Control occurs.

     21. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

     22. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     23. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     24. Successors, Assumption of Contract. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

     25. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

     (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

     Brunswick Corporation
     1 North Field Court
     Lake Forest, IL 60045
     Attention: Vice President and Chief Human Resources Officer

with a copy (which shall not constitute notice) to:

     Brunswick Corporation
     1 North Field Court
     Lake Forest, IL 60045
     Attention: General Counsel and Secretary

or to the Executive:

     at the last address he has filed in writing with the Company.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

     26. Resolution of All Disputes. Except as otherwise provided by Section 16 above, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators appointed by the parties. If the parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company, one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of the arbitrators which shall be as provided in this
Section 26. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     27. Legal and Enforcement Costs. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and cost and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust.

     28. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

     29. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to rights to inventions, copyrightable material, business and/or technical information or trade secrets, or other similar policies or agreement for the protection of the business and operations of the Company and the subsidiaries; and provided, further, that nothing in this Agreement shall limit the Executive's right to indemnification in accordance with the Company's Articles of Incorporation and By-Laws and any agreement regarding indemnification entered into between the Company and the Executive.

     30. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed on this 12th day of February, 2001, all as of the Effective Date.


                                          _______________________
                                                 EXECUTIVE


                                          BRUNSWICK CORPORATION


                                          By ____________________
                                          Its____________________

                                   EXECUTIVE

                                GENERAL RELEASE
                                ---------------


1. I, ______________, for and in consideration of certain payments to be made and the benefits to be provided to me under the Executive Severance Benefits Agreement, dated ______________, (the "Agreement") with Brunswick Corporation (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past, present and future subsidiaries and affiliates, their past, present and future officers, directors, shareholders, partners, distributees, owners, trustees, representatives, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims, charges, complaints, grievances, liabilities, obligations, promises, agreements, controversies, damages, demands, rights, costs, losses, debts and expenses of any nature whatsoever, in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with Brunswick Corporation, to the date of these presents arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, and the termination of my employment relationship with Brunswick Corporation, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local law, statute, rule, ordinance, regulation, or the common law, including, but not limited to, claims or rights arising under the Age Discrimination in Employment Act, 29 U.S.C.
     (S) 621 et seq., as amended, the Americans With Disabilities Act, 42 U.S.C.
     (P) 12101 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S) 2000e et seq., as amended, any contracts between the Company and me and my common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to (i) any entitlements under the terms of the Agreement or (ii) my right to be indemnified by the Company, pursuant to the bylaws of the Company, for any liability, cost or expense for which I would have been indemnified for actions taken on behalf of the Company during the term and within the scope of my employment by the Company.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I further agree and covenant that neither I, nor any person, organization or other entity on my behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other relief against the Company (including, but not limited to, any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom and the termination of my employment relationship with the Company, except as may be necessary to enforce the obligations of the Company to me in accordance with the express terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued a benefit, involving any matter occurring from the beginning of my employment with Brunswick Corporation to the date of these presents, or involving any continuing effects of any actions or practices which may have arisen or occurred from the beginning of my employment with Brunswick Corporation to the date of these presents, including, but not limited to, any charge and/or claim of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and/or the Americans With Disabilities Act. In addition, I also agree and covenant that should I, or any other person, organization or entity on my behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action prohibited by the preceding sentence for personal equitable, monetary or other relief, despite my agreement not to do so hereunder, or should I otherwise fail to abide by any of the terms of this General Release, and any claim is made against the Company that might result in liability of the Company to me, except to the extent not covered by this General Release as stated above, then I will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

4. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on ______________, and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

5. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local law, statute, rule, ordinance, regulation or the common law, or of any duty owed by the Company and that the Agreement and this General Release are made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Agreement.

6. I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 1 North Field Court, Lake Forest, IL 60045, Attention: Vice President, General Counsel and Secretary.

8. I hereby acknowledge that the provisions of Sections __, __ and __ of the Agreement shall continue in full force and effect for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing General Release this ______ day of _________, 20___.


________________________        _________________________
Witness